Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PARAGON 28, INC.

FIRST:  The name of the corporation is PARAGON 28, INC. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.  The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of common stock, having a par value of $0.01 per share.

FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of the board of directors (the “Board”), and the directors need not be elected by written ballot unless required by the bylaws of the Corporation.

SIXTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal in any respect any or all of the bylaws of the Corporation.

SEVENTH:  No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article SEVENTH, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

EIGHTH:  The following indemnification provisions shall apply to the persons enumerated below.

A.          The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section C. of this Article NINTH, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

B.          The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

C.        The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article EIGHTH or otherwise.

D.          If a claim for indemnification (following the final disposition of such Proceeding) under this Article EIGHTH is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article EIGHTH is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the

Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

E.          The rights conferred on any person by this Article EIGHTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

F.          The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

G.         The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other Corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

H.          The provisions of this Article EIGHTH shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the effectiveness of this Amended and Restated Certificate of Incorporation), in consideration of such person’s performance of such services, and pursuant to this Article EIGHTH the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article EIGHTH are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon effectiveness of this Amended and Restated Certificate of Incorporation. With respect to any directors or officers of the Corporation who commence service following the effectiveness of this Amended and Restated Certificate of Incorporation, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

I.          Any reference to an officer of the Corporation in this Article EIGHTH shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer appointed pursuant to the bylaws, and to any vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to the bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to the bylaws, and any reference to an officer of any other Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to this Amended and Restated Certificate of Incorporation and bylaws (or equivalent organizational documents) of such other Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article EIGHTH.

NINTH: The Corporation reserves the right to amend, alter, change, repeal and/or eliminate in any respect any provision contained in this Amended and Restated Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware.  All rights herein con-ferred are granted subject to this reservation.